CUSIP No. 114082100

EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.005 per share of Brooklyn ImmunoTherapeutics Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof each of the undersigned, being duly authorized, hereby execute this Agreement on the date set forth below.

Date: May 26, 2021	CUSTARD & PITTS INVESTMENT CO. LP

	By:	Custard & Pitts Management Co LLC
Its general partner

	By:	/s/ William A. Custard
Name: William A. Custard
Title: President

/s/ William A. Custard
William A. Custard

/s/ W. Allen Custard III
W. Allen Custard III